Exhibit 10.34

July 15, 2004 Restricted Stock Unit Grant Agreement

GE 1990 Long Term Incentive Plan

GE Restricted Stock Unit Grant Agreement for «Full_Name» (“Grantee”)

Grant Date	RSUs Granted	Value on Grant Date	Restriction Lapse Schedule		Dividend Equivalent*
			# RSUs	Lapse Date	Current Annual Value
07/15/2004	«RSUs»	«RSU_Value»	«RSU_Lapse_Amount_1»	07/15/2007	«RSU_Dividends»
			«RSU_Lapse_Amount_2»	07/15/2009

*	Paid periodically in cash

Restricted Stock Unit Grant Agreement - additional terms & conditions

1. Grant of Restricted Stock Units. The Management Development and Compensation Committee (“Committee”) of the Board of Directors of General Electric Company (“Company”) has granted Restricted Stock Units with Dividend Equivalents (“RSUs”) to the individual named in this Grant Agreement (“Grantee”). Each RSU entitles the Grantee to receive from the Company (i) one share of General Electric Company common stock, par value $0.06 per share (“Common Stock”) for which the restrictions set forth in paragraph 3 lapse in accordance with their terms, and (ii) cash payments based on dividends paid to shareholders of such stock, each in accordance with the terms of this Grant, the GE 1990 Long Term Incentive Plan (“Plan”), and any rules and procedures adopted by the Committee.

2. Dividend Equivalents. Until such time as the following restrictions lapse, or the RSUs are cancelled, whichever occurs first, the Company will establish an amount to be paid to the Grantee (“Dividend Equivalent”) equal to the number of RSUs subject to restriction times the per share quarterly dividend payments made to shareholders of the Company’s Common Stock. The Company shall accumulate Dividend Equivalents and will pay the Grantee a cash amount equal to the Dividend Equivalents accumulated and unpaid as of each date that restrictions lapse (without interest) reasonably promptly after such date. Notwithstanding the foregoing, any accumulated and unpaid Dividend Equivalents attributable to RSUs that are cancelled will not be paid and are immediately forfeited upon cancellation of the RSUs.

3. Restrictions. Restrictions on the number of RSUs specified in this Grant Agreement will lapse on the designated Restriction Lapse Dates only if the Grantee has been continuously employed by the Company or one of its affiliates to such dates. RSUs shall be immediately cancelled upon termination of employment, except as follows:

a. Employment Termination Due to Death. If the Grantee’s service with the Company or any of its affiliates terminates as a result of the Grantee’s death, then restrictions on all RSUs shall immediately lapse.

b. Employment Termination Due to Transfer of Business to Successor Employer. If the Grantee’s service with the Company or any of its affiliates terminates as a result of employment by a successor employer to which the Company has transferred a business operation, then restrictions on all RSUs shall immediately lapse.

c. Employment Termination More Than One Year After Grant Date. If, on or after the first anniversary of the Grant Date, the Grantee’s service with the Company or any of its affiliates terminates as a result of any of the reasons set forth below, each as defined below or determined in accordance with rules adopted by the Committee, then restrictions on RSUs shall automatically lapse or the RSUs shall be cancelled as provided below:

(i) Termination for Retirement or Total Disability. Restrictions on all RSUs shall immediately lapse if (a) the Grantee is a participant in the U.S. GE Pension Plan and Grantee’s service with the Company or any of its affiliates terminates as a result of retirement under the U.S. GE Pension Plan, or (b) the Grantee is not a participant in the U.S. GE Pension Plan and Grantee’s service with the Company or any of its affiliates terminates as a result of retirement under another retirement plan or program of the Company or any of its affiliates on or after Grantee has attained age 60 and accumulated 5 or more years of combined service with the Company and any of its affiliates, or (c) the Grantee’s service with the Company or any of its affiliates terminates as a result of a total disability, i.e., the inability to perform any job for which the Grantee is reasonably suited by means of education, training or experience.

(ii) Termination for Layoff or Plant Closing. If the Grantee’s service with the Company or any of its affiliates terminates as a result of a layoff or plant closing, each as defined in the Company’s U.S. Layoff Benefit Plan, then restrictions on RSUs scheduled to lapse on the first Restriction Lapse Date shall immediately lapse, and the remaining RSUs covered by this Grant shall be immediately cancelled.

d. Affiliate. For purposes of this Grant, “affiliate” shall mean (i) any entity that, directly or indirectly, is owned 50% or more by the Company and thereby deemed under its control and (ii) any entity in which the Company has a significant equity interest as determined by the Committee. Transfer of employment among the Company and any of its affiliates is not a termination of service for purposes of this Grant.

4. Alteration/Termination. The Company shall have the right at any time in its sole discretion to amend, alter, suspend, discontinue or terminate any RSUs without the consent of the Grantee. Also, the RSUs shall be null and void to the extent the grant of RSUs or the lapse of restrictions thereon is prohibited under the laws of the country of residence of the Grantee. Any RSUs for which the restrictions do not lapse in accordance with the terms in paragraph 3 above shall be cancelled. The Committee may, in circumstances determined in its sole discretion, provide for the lapse of the above restrictions at earlier dates.

5. Plan Terms. All terms used in this Grant have the same meaning as given such terms in the Plan, a copy of which will be furnished upon request.

6. Entire Agreement. This Grant, the Plan, and the rules and procedures adopted by the Committee contain all of the provisions applicable to the RSUs and no other statements, documents or practices may modify, waive or alter such provisions unless expressly set forth in writing, signed by an authorized officer of the Company and delivered to the Grantee.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933 as amended.